Exhibit 99.1

Press Release	December 27, 2006

Investor Relations Contacts:
Thomas W. Davison, PhD.
Acting Chief Executive Officer
508-530-0329
tdavison@sontra.com

FOR IMMEDIATE RELEASE

Sontra Medical Corporation Announces Plan to Cease Operations and to Voluntarily Delist from Nasdaq

FRANKLIN, Mass., Dec. 27 - Sontra Medical Corporation (Nasdaq: SONT) today announced that it will cease operations because it has been unable to raise additional capital. Sontra previously announced that it had sufficient cash to continue operations until December 31, 2006. The Company had been working on seeking additional capital and the possible completion of a merger transaction; however, the Company has not been successful in completing a financing or transaction. The Company intends to terminate all employees, and through an orderly wind-down of its operations, pay its current liabilities and make appropriate accommodations for creditors. The Company’s Chief Executive Officer, Thomas Davison, will continue as Acting Chief Executive Officer on a part-time consulting basis, and the Company’s Chief Financial Officer, Harry G. Mitchell, will continue as Acting Chief Financial Officer on a part-time consulting basis. Messrs. Davison and Mitchell intend to continue to pursue financing for the Company, while exploring the sale of the Company’s remaining assets, including its intellectual property portfolio.

In connection with Sontra’s decision to cease operations, Sontra has elected to voluntarily delist from the Nasdaq Capital Market. The Company has provided a voluntary delisting notice to the Nasdaq Stock Market. On November 22, 2006, the Company received a notice from the Nasdaq Stock Market indicating that the Company was not in compliance with Nasdaq’s requirements for continued listing under Marketplace Rule 4310(c)(2)(B) because the Company did not have either: (i) a minimum of $2,500,000 in stockholders’ equity as of September 30, 2006, (ii) at least $35,000,000 market value of listed securities, or (iii) at least $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. On December 7, 2006, the Company submitted a plan to Nasdaq explaining how it intended to achieve and sustain compliance with all the Nasdaq Capital Market listing requirements. As of this time, the Company has been unable to complete its plan, which included completing a financing or merger transaction, and has therefore not regained compliance with Marketplace Rule 4310(c)(2)(B).

In addition, on October 17, 2006, the Company received a deficiency letter from the Nasdaq Stock Market indicating that the Company was not in compliance with Marketplace Rule 4310(c)(4) because for the previous 30 consecutive business

© 2002 - 2006 Sontra Medical Corporation. All rights reserved worldwide.

Press Release	December 27, 2006

days, the bid price had closed below the $1.00 minimum per share requirement for continued listing set forth in Marketplace Rule 4310(c)(4). The Company has not regained compliance with Marketplace Rule 4310(c)(4).

Sontra has not arranged for the listing of its common stock on another national securities exchange or for the quotation of its common stock in a quotation medium. The Company’s quotation for its common stock is expected to appear in the “Pink Sheets” under the symbol “SONT.” The Company’s common stock may also be quoted in the future on the OTC Bulletin Board provided a market maker files the necessary application with the NASD and such application is cleared.

About Sontra Medical Corporation (http://www.sontra.com)

Sontra Medical Corporation, a technology leader in transdermal science, has been developing a non-invasive, continuous transdermal glucose monitor (“CTGM”) for principal use in the Intensive Care Market. In addition, the Company owns technology for transdermal delivery of large molecule drugs and vaccines.

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, a determination by the Company to file for bankruptcy; the Company’s inability to cease operations in an orderly fashion; the Company’s inability to pay its creditors or liabilities; the Company’s inability to sell its remaining assets, including its intellectual property portfolio. Please refer to other factors identified in our filings with the SEC, including, without limitation, our respective annual reports on Form 10-KSB for the year ended December 31, 2005, our most recent quarterly reports on Form 10-QSB, and our current reports on Form 8-K. We do not undertake to update these forward-looking statements made by us.

SonoPrep is a registered trademark of Sontra Medical Corporation. All other company, product or service names mentioned herein are the trademarks or registered trademarks of their respective owners.